Exhibit 99.1

Quantum Leap Acquisition Corp Announces Separate Trading of Class A Ordinary Shares and Warrants Commencing June 23, 2026

MENLO PARK, Calif, June 18, 2026 (GLOBE NEWSWIRE) --  Quantum Leap Acquisition Corp (the "Company") (NYSE: QLEPU) announced today that the separate trading of the Class A ordinary shares and warrants comprising the units sold in the Company's initial public offering, previously expected to commence on Monday, June 22, 2026, is expected to commence on or about Tuesday, June 23, 2026. At that time, holders will hold the separate securities and will no longer hold units, without any action needing to be taken by the holders, and the units will no longer trade. The Class A ordinary shares and warrants are expected to be listed and traded on the New York Stock Exchange ("NYSE") under the symbols "QLEP" and "QLEP WS," respectively, and the units will cease trading under the symbol "QLEPU."

The Company completed its initial public offering of 20,000,000 units on May 4, 2026, with each unit consisting of one Class A ordinary share and one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade.

The separation of the units into their component Class A ordinary shares and warrants will occur automatically, and holders need not take any action to effect the separation. Continental Stock Transfer & Trust Company is acting as the Company's transfer agent.

A.G.P./Alliance Global Partners acted as sole book-running manager for the initial public offering.

A registration statement on Form S-1 relating to the securities, as amended (File No. 333-293359), was previously filed with the U.S. Securities and Exchange Commission ("SEC") and declared effective on April 30, 2026. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quantum Leap Acquisition Corp

Quantum Leap Acquisition Corp is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry or sector, it intends to focus on target companies within the artificial intelligence, quantum computing, and blockchain technology sectors.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements." Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Quantum Leap Acquisition Corp
IR@Quantumleapacquisition.com